Exhibit 99.1

Edge Petroleum Announces Record Results for 2004 and Updates 2005
Guidance

PR Newswire -- February 24, 2005

HOUSTON, Feb. 24 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) today reported financial results for the fourth quarter and full-year of 2004, updated operations and provided 2005 guidance.  Net income for the fourth quarter and full year 2004 was $5.2 million and $14.8 million, respectively. Highlights included:

*	Fourth quarter average production was 34.9 MMcfe per day as compared to 28.2 MMcfe per day for the same period in 2003, an increase of 24%.

*	For the year ended December 31, 2004 average production was 33.0 MMcfe per day as compared to 22.2 MMcfe per day for the comparable period in 2003, an increase of 49%.

*	For the year, Edge reported record production of 12.1 Bcfe, replaced 308% of production from a combination of operational and acquisition activities and grew reserves 39% to a record 89.1 Bcfe.

*

Fourth quarter and full year 2004 results were significantly impacted by non-cash unrealized derivative losses on our oil collars.  The company does not apply cash flow hedge accounting to these economic hedges and as a result, pre-tax gain of $690,363 and pre-tax loss of $564,548 were included in loss on hedging and derivatives for the three-month and twelve-month periods ended December 31, 2004, respectively.

John W. Elias, Edge Chairman, President and CEO, commented, “2004 revenue, production, net income, earnings per share and year-end reserves were all the highest in Edge’s history and we are positioned to further improve upon these results in 2005. We expect production volumes for 2005 to increase approximately 45% over the record 2004 levels. We have never been as strong financially and have never had the kind of flexibility to aggressively execute all aspects of our strategic business plans as we have today. As a result, we believe that our efforts will continue to yield profitable growth and increased shareholder value.”

Production for the three-month and annual periods ended December 31, 2004 was 3.2 Bcfe, an average of 34.9 MMcfe per day, and 12.1 Bcfe, an average of 33.0 MMcfe per day, respectively. This compares to the prior year fourth quarter 2003 production of 2.6 Bcfe, or 28.2 MMcfe per day, and annual 2003 production of 8.1 Bcfe, or 22.2 MMcfe per day, respectively. Our average realized price was $6.10 per Mcfe for the three months ended December 31, 2004 compared to $3.92 per Mcfe in the same prior year period. For the year ended December 31, 2004, our average realized price was $5.33 per Mcfe compared to $4.19 per Mcfe in the same prior year period.

As a result of higher production and higher averaged realized prices, we reported an increase in revenue for both the fourth quarter and annual periods of 2004 compared to the same periods in 2003. Revenue for the three months ended December 31, 2004 was $19.6 million compared to $10.2 million in the fourth quarter of 2003. For the year ended December 31, 2004, revenue was $64.5 million compared to $33.9 million for the same period in 2003.

Operating expenses for the three months and year ended December 31, 2004 totaled $11.5 million and $41.2 million, respectively, compared to $9.0 million and $25.8 million for the same periods in 2003. Depletion costs for the fourth quarter of 2004 totaled $6.6 million and averaged $2.04 per Mcfe compared to $4.1 million and an average of $1.58 per Mcfe for the fourth quarter of 2003. For the year ended December 31, 2004, depletion totaled $22.0 million, or an average of $1.82 per Mcfe, compared to $12.9 million or an average of $1.59 per Mcfe, for the same period in 2003. Other general and administrative (G&A) costs, which does not include deferred compensation expense, for the fourth quarter of 2004 were $2.3 million, 38% higher than the comparable prior year period total of $1.7 million. For the year ended December 31, 2004, other G&A costs, excluding deferred compensation, totaled $7.8 million, 41% higher than the comparable 2003 period. This increase in G&A expense was primarily the result of increased staffing levels and higher professional fees related to our change in auditors and Sarbanes Oxley requirements. On a production equivalent basis, G&A for the year ended December 31, 2004 averaged $0.65 per Mcfe compared to $0.68 per Mcfe in the previous year.

During the fourth quarter of 2004, we recorded a non-cash credit of $159,049 as required by Financial Accounting Standards Board Interpretation No. (FIN) 44, “Accounting for Certain Transactions Involving Stock Compensation” FIN 44 requires, among other things, a non-cash charge to compensation expense if the price of Edge’s common stock on the last trading day of each reporting period is greater than the strike price of certain stock options. The average price used to calculate the compensation expense was $14.66 per share at December 31, 2004. Edge had 155,750 options with a strike price of $7.0625 per share and 9,000 options with a strike price of $7.28 per share outstanding as of December 31, 2004.

Below is a recap of net income and pro forma net income excluding the impact of deferred compensation related to FIN 44, non-cash unrealized derivative losses and the cumulative effect of accounting change:

	Three Months Ended December 31,		Year Ended December 31,

	2004	2003	2004	2003

Net Income	$5,166,020	$544,881	$14,794,889	$4,350,050
Add:
Cumulative effect of accounting change, net of taxes	—	—	—	357,825
Income before cumulative effect of accounting change	5,166,020	544,881	14,794,889	4,707,875
Add:
Deferred Compensation - repriced options	(159,049)	1,219,349	1,135,628	1,219,349
Tax impact	55,667	(426,772)	(397,470)	(426,772)
Net Deferred Compensation - repriced options	(103,382)	792,577	738,158	792,577
Add:
Unrealized derivative loss(gain)	(690,363)	—	564,548	—
Tax impact	241,627	—	(197,592)	—
Net impact of unrealized derivative losses	(448,736)	—	366,956	—
Pro Forma Net Income (A)	$4,613,902	$1,337,458	$15,900,003	$5,500,452

(A)

This information is provided because management believes exclusion of the cumulative effect of an accounting change, the impact of deferred compensation related to FIN 44 and the impact of the Company’s derivatives not accounted for as cash flow hedges will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility may have on our results.

Fourth quarter 2004 net income was $5.2 million or $0.38 basic and $0.37 diluted earnings per share as compared to the same period a year ago of $0.5 million, or basic and diluted earnings per share of $0.05. Excluding deferred compensation related to FIN 44 and unrealized derivative gains pro forma net income for the three months ended December 31, 2004 was $4.6 million, or basic earnings per share of $0.34 and diluted earnings per share of $0.33, compared to pro forma net income of $1.3 million, or $0.13 basic and $0.12 diluted earnings per share. Basic weighted average shares outstanding increased from approximately 9.7 million for the year ended December 31, 2003 to 13.0 million in the comparable 2004 period. The increase in shares outstanding was due primarily to the issuance of stock for the acquisition of Miller in December 2003 as well as the exercise of options, the exercise of warrants and the vesting and issuance of restricted stock during late 2003 and the year-to-date period of 2004. The impact of the issuance of 3.5 million shares common stock in the public offering completed on December 21, 2004 will not be apparent until 2005. At December 31, 2004, 16,535,901 shares were outstanding.

Net income for the year ended December 31, 2004 was $14.8 million, or basic earnings per share of $1.14 and diluted earnings per share of $1.08, an increase of 240% compared to net income for the same period a year ago of $4.4 million or $0.45 basic and $0.44 diluted earnings per share. Excluding deferred compensation related to FIN 44, the unrealized derivative losses and the cumulative effect of an accounting change, pro forma net income for the year ended December 31, 2004 increased 189% totaling $15.9 million, or basic earnings per share of $1.22 and diluted earnings per share of $1.16, compared to pro forma net income of $5.5 million or $0.57 basic and $0.55 diluted earnings per share for the year ended December 31, 2003.

Net cash flow provided by operating activities for the fourth quarter of 2004 was $9.3 million as compared to $7.6 million for the same 2003 period. Net cash flow provided by operating activities before working capital changes for the fourth quarter of 2004 was $14.0 million compared to $6.5 million for the same period in 2003. For the year ended December 31, 2004, net cash flow provided by operating activities was $49.8 million and net cash flow provided by operating activities before working capital changes was $47.7 million. Net cash flow provided by operating activities and net cash flow provided by operating activities before working capital changes for the year ended December 31, 2003 were $23.9 million and $22.6 million, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

Debt at December 31, 2004 was $20.0 million as compared to $22.0 million at September 30, 2004 and $21.0 million at December 31, 2003. The ratio of debt to total capital at December 31, 2004 was 11.8%. The decrease in debt during the fourth quarter of 2004 was due primarily to cash received as a result of the public offering of common stock completed December 21, 2004. Subsequent to December 31, 2004, Edge further reduced debt outstanding to $13.0 million from the proceeds of the over-allotment shares in the recent equity offering.

Michael G. Long, Edge’s Senior Vice President and CFO, commented on the financial results noting, “This record quarter and year has been the result of the effective execution of our strategies. Beginning with 2002, our drilling success rate has averaged 81%, our reserves have grown at a compound annual rate of almost 35%, our production has grown at a compound annual rate of almost 32% and we are forecasting 2005 production growth in excess of that historical rate. We have achieved these results without sacrificing our financial strength and, in fact, we believe our financial strength is greater than ever as evidenced by our 11.8% debt to total capital ratio, our unused borrowing capacity and our growing cash flow. We have an exciting, growing capital program for 2005, which we expect to fund from internally generated cash flow and, as recently announced, have already taken steps to add to our inventory of future projects.”

Edge’s guidance for the first quarter and full year, compared to actual results from 2004 is shown below.

	First Quarter 2005	Full Year 2005	Actual 2004

Production, Bcfe	4.0 - 4.2	17.3 to 17.8	12.1
Operating Costs/Mcfe
Lease Operating	$0.46 - $0.50	$0.44 - $0.49	$0.40
Production Taxes	$0.42 - $0.46	$0.44 - $0.49	$0.36
G&A (A)	$0.52 - $0.56	$0.50 - $0.55	$0.65
Depletion	$2.05 - $2.10	$2.05 - $2.10	$1.82
Interest and other	$0.02 - $0.04	$0.02 - $0.05	$0.03

(A)	Assumes no non-cash, FIN 44 related charges or restricted stock amortization

In the normal course of business we enter into hedging transactions, including commodity price collars, swaps and floors to mitigate our exposure to commodity price movements, but not for trading or speculative purposes. Price-risk management transactions for 2005 are shown below.

2005 DERIVATIVES & HEDGES

Time Period	Volumes per day	Price Floor	Price Cap

First Quarter 2005	10,000 MMbtu	$5.00	$10.39
	10,000 MMbtu	$6.00	$9.52
	200 Bbl	$35.00	—
	290 Bbl	—	$40.00
Second Quarter 2005	10,000 MMbtu	$5.00	$7.53
	10,000 MMbtu	$6.00	$9.52
	200 Bbl	$35.00	—
	290 Bbl	—	$40.00
Third Quarter 2005	10,000 MMbtu	$5.00	$7.67
	10,000 MMbtu	$6.00	$9.52
	200 Bbl	$35.00	—
	290 Bbl	—	$40.00
Fourth Quarter 2005	10,000 MMbtu	$6.00	$9.52
	200 Bbl	$35.00	—
	290 Bbl	—	$40.00

All natural gas prices are settled monthly at Houston Ship Channel and crude oil prices are settled at West Texas Intermediate Light Sweet Crude Oil. Edge will discuss operations and financial results with any interested parties during its conference call at 10:00 a.m. CST on Friday, February 25, 2005. Interested parties may participate by dialing 800-683-1575(ID#: Edge). The call will also be webcast and can be accessed by logging onto the web at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=98341&eventID=1009151 . If you are unable to participate during the live webcast, the call will be archived at http://www.edgepet.com in the Investor Relations page of the site.

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the NASDAQ National Market under the symbol “EPEX”.

Statements regarding production volumes, drilling activity, price weakness, hedging levels, all guidance and forecasts for the first quarter and full year 2005, increased production, future growth, shareholder value, cash flow, funding of capital needs, production rates, prices, including future oil and gas prices, debt levels, production and earnings, and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, effects and risks of acquisitions, and the ability of the company to meet its stated business goals.

EDGE PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2004	2003	2004	2003

OIL AND NATURAL GAS REVENUE
Oil and natural gas sales	$19,761,611	$10,493,544	$66,965,411	$38,381,597
Loss on hedging and derivatives	(160,789)	(295,240)	(2,460,063)	(4,455,590)
Total revenue	19,600,822	10,198,304	64,505,348	33,926,007
OPERATING EXPENSES:
Oil and natural gas operating expenses	1,288,928	932,698	4,890,826	2,676,050
Severance and ad valorem taxes	1,216,736	836,898	4,362,852	2,439,744
Depletion, depreciation, amortization and accretion	6,661,621	4,243,036	22,491,869	13,577,279
General and administrative expense:
Deferred compensation - FIN 44	(159,049)	1,219,349	1,135,628	1,219,349
Deferred compensation - restricted stock	143,772	102,108	498,372	372,151
Other general and administrative expenses	2,336,628	1,695,863	7,812,970	5,540,140
Total operating expenses	11,488,636	9,029,952	41,192,517	25,824,713
OPERATING INCOME	8,112,186	1,168,352	23,312,831	8,101,294
OTHER INCOME AND EXPENSE:
Interest expense, net of amounts capitalized	(89,512)	(208,719)	(331,399)	(678,805)
Amortization of deferred loan costs	(35,803)	—	(142,135)	—
Interest and other income	19,957	3,078	36,075	16,518
INCOME BEFORE INCOME TAX PROVISION AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	8,006,828	962,711	22,875,372	7,439,007
INCOME TAX EXPENSE	(2,840,808)	(417,830)	(8,080,483)	(2,731,132)
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	5,166,020	544,881	14,794,889	4,707,875
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (A)	—	—	—	(357,825)
NET INCOME	$5,166,020	$544,881	$14,794,889	$4,350,050
BASIC EARNINGS PER SHARE:
Income before cumulative effect of accounting change	$0.38	$0.05	$1.14	$0.48
Cumulative effect of accounting change (A)	—	—	—	(0.03)
Net income	$0.38	$0.05	$1.14	$0.45
DILUTED EARNINGS PER SHARE:
Income before cumulative effect of accounting change	$0.37	$0.05	$1.08	$0.47
Cumulative effect of accounting change (A)	—	—	—	(0.03)
Net income	$0.37	$0.05	$1.08	$0.44
BASIC WEIGHTED AVERAGE
NUMBER OF COMMON SHARES OUTSTANDING	13,445,938	10,430,149	13,029,075	9,726,140
DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	14,094,255	10,878,109	13,648,261	9,987,551
Production:
Gas - Mcf	2,350,355	2,094,058	9,148,191	6,290,055
Natural gas liquids (NGL) - Bbls	85,240	46,263	276,184	177,892
Oil - Bbls	58,547	37,847	214,622	122,592
Gas Equivalent - Mcfe	3,213,077	2,598,712	12,093,027	8,092,961
Realized Product Prices:
Gas - $per Mcf (B)	$6.44	$4.10	$5.80	$4.43
NGL - $per Bbl	$16.81	$10.91	$15.83	$12.37
Oil - $per Bbl (B)(C)	$51.71	$29.27	$33.03	$31.48
Gas Equivalent - $per Mcfe	$6.10	$3.92	$5.33	$4.19

Notes:
(A)

We adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” effective January 1, 2003 and recognized a charge representing the cumulative effect of the transition to accounting for asset retirement obligations, asset retirement costs and accumulated depletion and accretion in accordance with the new standard.

(B)	Includes the effect of hedging and derivative transactions.
(C)

The average realized price, excluding unrealized derivative losses related to our oil collars, was $47.94 per barrel and $39.77 per barrel for the three-month and twelve-month periods ended December 31, 2004.  There was no unrealized impact in 2003.

EDGE PETROLEUM CORPORATION
Non-GAAP Disclosure Reconciliations

I. Net Cash Flow Provided by Operating Activities

	Three Months Ended December 31,		Year Ended December 31,

	2004	2003	2004	2003

Net cash flow provided by operating activities	$9,304,900	$7,600,687	$49,791,651	$23,898,144
Changes in working capital accounts	4,693,712	(1,073,483)	(2,083,727)	(1,290,358)
Net cash flow provided by operations before working capital changes	$13,998,612	$6,527,204	$47,707,924	$22,607,786

Note:

Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt.  Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities.  In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

II. Reserve Reconciliation

	Year Ended December 31,

	2004	2003

	(Bcfe)
Beginning Reserves	63.9	49.0
Production	(12.1)	(8.1)
Acquisitions and Divestitures	16.4	10.8
Extensions and Discoveries	27.5	13.1
Revisions	(6.6)	(0.8)
Sales	—	(0.1)
Ending Reserves	89.1	63.9
% Proved Developed (ending reserves)	75%	78%
Reserve Replacement Ratio	308%	285%

Note:

Management believes that the reserve replacement ratio is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a means of evaluating the operational performance and to a greater extent the prospects of entities engaged in the production and sale of depleting natural resources. This measure is often used as a metric to evaluate an entity’s historical track record of replacing the reserves that it produced. The reserve replacement ratio is calculated by summing the total proved reserves added (acquisition and divestitures, extension and discoveries, and revisions) over the period and dividing that sum by production in the same period. The reported reserve replacement ratio is not necessarily indicative of future trends.

SOURCE  Edge Petroleum Corporation
          -0-                                                       02/24/2005
          /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum
Corporation, +1-713-654-8960/
          /Web site:  http://www.edgepet.com /